Registration No. 333-57315
    As filed with the Securities and Exchange Commission on March 7, 2005

=============================================================================

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________

                                   FORM S-8
                        POST-EFFECTIVE AMENDMENT NO. 1
                                     TO A
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                           VILLAGE SUPER MARKET, INC.
               ------------------------------------------------
              (Exact name of issuer as specified in its charter)

              New Jersey                              22-1576170
    -------------------------------              ------------------
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)

                             733 Mountain Avenue
                             Springfield, NJ  07081
                                 (973) 467-2200
                             ----------------------
                   (Address of principal executive offices)

                           VILLAGE SUPER MARKET, INC.
               1997 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
                                     AND
                           VILLAGE SUPER MARKET, INC.
                               2004 STOCK PLAN
               --------------------------------------------------
                             (Full title of plan)

                      Kevin Begley, Chief Financial Officer
                           Village Super Market, Inc.
                              733 Mountain Avenue
                             Springfield, NJ  07081
       ---------------------------------------------------------------
                    (Name and address of agent for service)

                                 (973) 467-2200
       ---------------------------------------------------------------
        (Telephone number, including area code, of agent for service)

                              ___________________


                        CALCULATION OF REGISTRATION FEE

                       Additional       Proposed Maximum     Proposed Maximum
Title of securities     Amount to        offering price         aggregate
 to be registered     be registered*      per share(1)       offering price(2)
-------------------   -------------     ----------------     -----------------

     Class A
  Common Stock,      300,000 shares        $40.38             $12,114,000
without par value

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options and the market price as of March 2, 2005 for securities not subject to outstanding options.

                                March 7, 2005



                                Part I

     The document(s) containing the information specified in Part I, including Items 1 and 2, which constitutes the Prospectus, will be sent or given to employees specified by Rule 428(b)(1) but not filed with the Commission herewith or pursuant to Rule 424 as Prospectus Supplements, in accordance with the Note to Part I included in Form S-8.


                               Part II

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Village Super Market, Inc.(the "Company") hereby incorporates by reference the following documents:

     (a) The Company's Annual Report on Form 10-K for the year ended July 31, 2004 filed with the Commission on October 21, 2004.

     (b) The Company's Definitive Proxy Statement relating to a meeting of shareholders held on December 10, 2004, filed with the Commission on October 25, 2004.

     (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ending October 30, 2004, filed with the Commission on December 7, 2004.

     (d) The "Description of the Company's Capital Stock" contained on Page 28 of the Company's Registration Statement on Form S-2 filed on June 11, 1987.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by New Jersey law, including in circumstances in which indemnification is otherwise discretionary under New Jersey law.

     Section 14A:2-7 of the New Jersey Business Corporation Act provides that a New Jersey corporation's "certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest."

     In addition, Section 14A:3-5 (1995) of the New Jersey Business Corporation Act (1995) provides as follows:


"INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

(1) As used in this section,

   (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

   (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

   (c) "Expenses" means reasonable costs, disbursements and counsel fees;

   (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

   (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

   (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

   (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if:

   (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

   (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

   (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

   (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or other-wise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

   (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made:

   (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

   (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

   (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

   (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an under-taking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

   (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court:

     (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

     (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

   (b) Application for such indemnification may be made:

     (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

     (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

   The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

   (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

   (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

   (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

   (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

   (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The following is a complete list of exhibits filed as part of this Registration Statement:

  Exhibit
    No.                       Description


4.1 The Company's 1997 Incentive and Non-Statutory Stock Option Plan, adopted by the Company's Board of Directors and Shareholders on December 5, 1997 (Filed as an Exhibit to the Company's Definitive Proxy Statement for a meeting of shareholders held on December 5, 1997 and filed on November
     4, 1997 and incorporated herein by reference).

4.2 The Company's 2004 Stock Plan, adopted by the Company's Board of Directors and Shareholders on December 10, 2004 (filed as an Appendix to the Company's Definitive Proxy Statement for a meeting of shareholders held on December 10, 2004 and filed on October 25, 2004.


5.1  Opinion of Dillon, Bitar & Luther, L.L.C.


23.1 Consent of Dillon, Bitar & Luther, L.L.C. (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of KPMG LLP.


ITEM 9.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Springfield, State of New Jersey, on this 7th day of March 2005.

                                              VILLAGE SUPER MARKET, INC.


                                              KEVIN R. BEGLEY
                                         By: ____________________________
                                              Kevin R. Begley
                                              Chief Financial Officer





                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints and hereby authorizes Kevin R. Begley such person's true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated, on March 7, 2005.


         Signature                                 Title


     PERRY SUMAS
    ________________________           President and Director
     Perry Sumas

     JAMES SUMAS
     ________________________          Chairman of the Board, Chief Executive
     James Sumas                       Officer and Director


     ROBERT SUMAS
     ________________________          Executive Vice President and Director
     Robert Sumas

     WILLIAM SUMAS
     ________________________          Executive Vice President and Director
     William Sumas

     JOHN SUMAS
     ________________________          Executive Vice President and Director
     John Sumas

     DAVID C. JUDGE
     ________________________          Director
     David C. Judge

     JOHN J. MCDERMOTT
     ________________________          Director
     John J. McDermott

     STEVEN CRYSTAL
     ________________________          Director
     Steven Crystal





                                 EXHIBIT INDEX

Exhibit
  No.                     Description



4.1 The Company's 1997 Incentive and Non-Statutory Stock Option Plan, adopted by the Company's Board of Directors and Shareholders on December 5, 1997 (Filed as an Exhibit to the Company's Proxy Statement for a meeting of shareholders held on December 5, 1997, and filed with the Commission on November 4, 1997, and incorporated herein by reference).

4.2 The Company's 2004 Stock Plan, adopted by the Company's Board of Directors and Shareholders on December 10, 2004 (filed as an Appendix to the Company's Definitive Proxy Statement for a meeting of shareholders on December 10, 2004 and filed on October 25, 2004 and incorporated herein by reference.

5.1  Opinion of Dillon, Bitar & Luther, L.L.C.

23.1 Consent of Dillon, Bitar & Luther, L.L.C. (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of KPMG LLP.

24.1 Power of Attorney (included in the signature page of this Registration Statement on Form S-8).